EXECUTION COPY -1- ASSET PURCHASE AGREEMENT THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of July 31, 2023 (the “Effective Date”), is made by and between Indivior UK Limited (Co.), a company incorporated in England and Wales under the company number 7183451, whose registered office is at The Chapleo Building Henry Boot Way, Priory Park, Hull, HU4 7DY (the "Buyer"), and C4X Discovery Limited, a company incorporated in England and Wales under the company number 06324250, whose registered office is at Manchester One, 53 Portland Street, Manchester, M1 3LD (the "Seller"), each a "Party" and together the "Parties". WHEREAS, the Seller owns the rights to the Licensed Technology with respect to the development, manufacture, marketing, sale and distribution of Licensed Compounds and Licensed Products; WHEREAS, the Seller and Buyer entered into a License Agreement dated 28 March 2018 (“License Agreement”) whereby Seller granted an exclusive, sublicensable, perpetual, transferable license under the Licensed Technology to develop, use, manufacture, have manufactured, import, export, obtain Regulatory Approval and commercialize the Licensed Compound(s) and/or Licensed Product(s); WHEREAS, the Seller now desires to sell to the Buyer, and the Buyer now desires to purchase from the Seller, the Purchased Assets (as defined herein); and WHEREAS, the Parties wish to as of Closing terminate the Licence Agreement, all upon the terms and subject to the conditions set forth in this Agreement NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Buyer and the Seller agree as follows: ARTICLE I DEFINITIONS Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below. Section 1.2 "Affiliate" means, with respect to a Party, any person that, directly or indirectly, controls, is controlled by or is under common control with such Party; for the purposes of this definition, “control” shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity whether through ownership of interests representing equity, securities, or partnership interests, by contract, or otherwise, or (ii) the ownership, directly or indirectly, of more than fifty per cent (50%) of the voting securities or capital stock or other ownership interest of an entity. Section 1.3 "Applicable Law(s)" means all federal, state, national and local laws, statutes, ordinances, rules, regulations, codes, guidelines as amended, re-enacted or in force from time to time applicable to the particular activities and jurisdictions hereunder, including, as applicable, bribery legislation, GCP, GDP, GMP, GLP and the rules and regulations of relevant governmental authority having jurisdiction over the development, manufacture and/or commercialization of the Licensed Products. Section 1.4 “C4X Know-How” means all know-how (including data) controlled by the Seller as of the Effective Date that is reasonably necessary or useful to develop, make, or use Licensed Compounds DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1 Exhibit 4.22 PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED. CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE LIKELY TO CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. REDACTED MATERIAL IS MARKED WITH [***].

EXECUTION COPY -2- or to develop, manufacture, commercialize, use, import, offer to sell, or sell Licensed Products and expressly excluding the Conformetrix Technology. Section 1.5 “C4X Patents” means all patents controlled by C4X or its Affiliate(s) at the Effective Date that claim the composition, development, manufacture, commercialization, or use of Licensed Compounds and/or Licensed Products being those specifically listed in Exhibit A. Section 1.6 "C4X Patent Records” means the records of the C4X Patents in the possession of or controlled by the Seller and the Seller’s patent attorneys, or to which the Seller has a legal right to. Section 1.7 "Claim” means any right of action or claim (whether in contract, tort, misrepresentation or otherwise) which the Buyer may have or make in respect of any provision of this Agreement (including for breach of any of the warranties). Section 1.8 "Conformetrix Data” means three-dimensional structures of dynamic molecules in solution, including calculations or rationale used to derive the final ligand structures and conformational features and calculations based upon nuclear magnetic resonance (NMR) and other data used to generate the dynamic behaviour of molecules or ligands in 3D-space generated using Seller's proprietary Conformetrix Technology. Section 1.9 “Conformetrix Technology” means Seller’s proprietary analytical software, technology, and related scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assemble procedures, computer programs, apparatuses, specifications, data, results, laboratory notes and notebooks as such exists at the Effective Date and during the term used for the determination of three-dimensional structures of dynamic molecules in solution including calculations or rationale used to derive the final ligand structures and conformational features and calculations based upon nuclear magnetic resonance (NMR) and other data used to generate the dynamic behaviour of molecules or ligands in 3D-space and general learnings on molecular shape including but not limited to conformetrix and 4Sight (for clarity, this includes generalised shape learnings from the Licensed Compounds). Section 1.10 “Encumbrance" means any mortgage, charge, deed of trust, lien, security interest, easement, right of way, pledge, assessment, encumbrance or restriction of any nature whatsoever. Section 1.11 “Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality of applicable jurisdiction, whether domestic or foreign. Section 1.12 "Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, due or to become due, or determined or determinable, including any liability for Taxes and those arising under any Applicable Law, contract or otherwise. Section 1.13 "Licensed Compound" means (i) C4X_3256; (ii) any other compound covered by the claims of the C4X Patents; (iii) as between the Parties the exclusive right to develop and commercialise any compound variant of (i) and/or (ii) that has the same mechanism of action as the molecules described in (i) and/or (ii); (iv) as between the Parties the exclusive right to develop and commercialise any molecules that are specifically derived from any of the molecules described in (i), (ii) and/or (iii) using the C4X Know-How and identified to have the same mechanism of action as the molecules described in (i), (ii) and/or (iii) above; and (v) as between the Parties, the exclusive right to develop and DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY -3- commercialise any molecules created using the C4X Know-How or in connection with the development of any Licensed Products and identified to have the same mechanism of action as the molecules described in (i), (ii) and/or (iii) above. Section 1.14 "Licensed Product" means a pharmaceutical product in finished form (in all formulations, dosages and delivery systems) that incorporates a Licensed Compound. Section 1.15 "Licensed Technology" means the C4X Know-How and the C4X Patents. Section 1.16 “Material Adverse Effect" means a change, circumstance or effect that has had a materially adverse effect on the Licensed Products or any of the Purchased Assets but excluding any change, circumstance or effect not known to the Buyer and caused by or relating to: (a) changes in conditions generally affecting (i) the healthcare or biotechnology industry or (ii) the United States or world economy or securities markets, (b) changes in any Applicable Law, (c) the announcement of this transaction, or (d) the taking of any action required or contemplated by this Agreement. Section 1.17 "Records" means, to the extent such have not already been provided under the Licence Agreement, all files, documents, and records of the Seller related to the development by the Seller of the Licensed Compounds, Licensed Products, or the Purchased Assets together with the C4X Patent Records. Section 1.18 “Regulatory Applications" means any and all applications for approval to develop, test (including conducting clinical trials), manufacture, process, distribute, import, market, store, label, package, promote, sell, or offer to sell the Licensed Products in any jurisdiction, and all supplements, amendments and revisions thereto, whether approved or not owned or controlled by the Seller or any Affiliate of the Seller. Section 1.19 “Regulatory Approvals" means all licenses, permits, waivers, consents, certificates, registrations, approvals (including, without limitation, approvals of NDAs and ANDAs, pricing and third party reimbursement approvals, and labeling approvals) of, with or from any Governmental Entity pertaining to the Licensed Compounds or Licensed Products owned or controlled by the Seller or any Affiliate of the Seller. Section 1.20 “Tax" means all domestic and foreign taxes and assessments, including all interest, penalties and additions with respect thereto. Section 1.21 “Tax Return" means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including estimated Taxes). Section 1.22 TUPE: the Transfer of Undertakings (Protection of Employment) Regulations 2006, and any predecessor regulations including the Transfer of Undertakings (Protection of Employment) Regulations 1981. DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY -4- ARTICLE II SALE, PURCHASE AND LICENSE OF PURCHASED ASSETS Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (being Friday 04 August 2023), the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept, all right, title and interest of the Seller in, to and under the Purchased Assets, which will be transferred and conveyed to Buyer at Closing free and clear of all Encumbrances. Contemporaneous with Closing the License Agreement between Seller and Buyer will terminate with no further obligations being owed by either Party and, for clarity, the consequences of termination set forth in Clauses 19.1.2 to 19.1.4 and 19.3 of the Licence Agreement shall not apply. Section 2.2 Purchased Assets. (a) "Purchased Assets" means all of the following properties, assets and rights of the Seller or any of the Seller's Affiliates: (i) the Licensed Technology; (ii) the Regulatory Applications and Regulatory Approvals, if applicable; (iii) the regulatory files, if applicable (in electronic form or hard copy); (iv) Records; (v) samples from preclinical toxicity studies on C4X 3256; and (vi) any and all goodwill related to the foregoing. (b) Notwithstanding anything to the contrary in Section 2.2(a), all tangible and intangible assets of the Seller other than the Purchased Assets, including but not limited to the Seller’s background drug discovery technologies and methodologies and any of its development programmes not concerning any Licensed Compounds or Licensed Products shall be excluded from the purchase and sale contemplated hereby. Section 2.3 Assumption of Certain Assets, Liabilities and Obligations. The Buyer has, pursuant to the Licence Agreement, been exclusively responsible for the development of the Licensed Compounds and the Licensed Products since 28 March 2018. Any intellectual property, work in progress, rights, assets or Liabilities (excluding Liabilities arising due to any fault of the Seller and/or undisclosed Liabilities the Seller is aware of prior to Closing) arising pursuant to the development activities undertaken by the Buyer for development of the Licensed Compounds and Licensed Products since 28 March 2018 shall transfer to the Buyer insofar as not already owned by it. After Closing, the Buyer shall be wholly responsible for any Liabilities (excluding Liabilities that were due and payable prior to Closing, arising due to a fault of the Seller or of which the Seller has knowledge prior to Closing) pertaining to the Purchased Assets arising after Closing including but not limited to the costs of filing, maintaining, prosecuting, and otherwise dealing with the C4X Patents, any Liabilities arising from the manufacture or commercialization of any Licensed Product including but not limited to product liability claims or claims pertaining to the infringement of third party intellectual property rights (collectively, the "Assumed Liabilities"): It is expressly understood and agreed that, other than the Assumed Liabilities, the Buyer shall not assume, nor shall it be liable for, any Liabilities of the Seller or its Affiliates (collectively, the "Retained Liabilities"). DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY -5- Section 2.4 Archival Copies. The Seller may retain copies of all or any part of the documentation that the Seller or any of the Seller's Affiliates delivers to the Buyer hereunder provided that such archival copies shall remain subject to confidentiality provisions set out hereunder until such archival copies are returned or destroyed to the Buyer. ARTICLE III PURCHASE PRICE Section 3.1 Purchase Price. The aggregate purchase price for the Purchased Assets shall be fifteen million nine hundred and fifty thousand GBP (£15,950,000) plus VAT, (the "Purchase Price"). which will be due and payable at Closing by wire transfer in immediately available funds to an account or accounts designated in writing by the Seller (collectively, the “Purchase Price”). Section 3.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as of the Closing Date in accordance with any Applicable Law. The Buyer and the Seller each agree to (a) report (and to cause its respective Affiliates to report) the transactions contemplated by this Agreement in a manner consistent with any Applicable Law and with the terms of this Agreement and (b) not to take any position inconsistent therewith in any Tax Return, in any Tax refund claim, in any litigation or otherwise. All payments made pursuant to Article X shall be deemed adjustments to the Purchase Price. Section 3.3 The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer in respect of a Claim or an Indemnity Claim and the reduction shall be allocated as nearly as possible to the Purchased Assets to which the breach or indemnity relates or, if that is not practicable or possible, in such manner as the Buyer shall decide. Section 3.4 Transfer Taxes. All transfer, sales, value added, stamp duty and similar Taxes payable in connection with the transactions contemplated hereby, to the extent payable to any Governmental Entity, shall be borne by the Buyer. ARTICLE IV THE CLOSING The closing of the transactions contemplated herein (the “Closing”) shall take place at 17.01 British Summer Time on Friday 04 August 2023 (the “Closing Date”), by means of the receipt by the Buyer of all Closing deliverables (excluding the samples from preclinical toxicity studies on C4X 3256) by electronic means agreed in writing between the parties All computations, adjustments and transfers for the purposes hereof shall be effective as of 17.01. British Summer Time on the Closing Date. ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER The Seller represents and warrants to the Buyer as of the date hereof that the statements contained in this Article V are true and correct. DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY -6- Section 5.1 Organization; Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Seller has the requisite power and authority to own the Purchased Assets and to carry on its business with respect to the Licensed Products as currently conducted. The Seller is duly qualified to conduct business as a foreign corporation in any jurisdiction other than the jurisdiction it is incorporated and is in good standing in each jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not have, either individually or in the aggregate, a Material Adverse Effect. Section 5.2 Authority; Execution and Delivery. The Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement by the Buyer, will constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity regardless of whether considered in a proceeding in equity or at law. Section 5.3 No Violation; Consents. Except as disclosed on Schedule 5.3, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not: (a) violate any Applicable Law applicable to the Seller or the Purchased Assets; (b) require any approval, authorization, consent, license, exemption, filing or registration with any Person, except for such approvals, authorizations, consents, licenses, exemptions, filings or registrations that have been obtained or made or that, if not obtained or made, would not have, either individually or in the aggregate, a Material Adverse Effect or materially interfere with the Seller's performance of their respective obligations hereunder; or (c) conflict with or violate any provisions of the charter or bylaws or comparable organizational documents of the Seller. Section 5.4 Title to Purchased Assets. The Seller has good, marketable and valid title to each of the Purchased Assets, as the case may be, free and clear of all Encumbrances. No existing licenses or other agreements relating to the Licensed Technology exist and there are no circumstances that will impact Buyer’s rights herein or impose any obligations on Buyer. Section 5.5 Litigation or Potential Third-Party Claims. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice, review or inquiry relating to the Seller's development, testing, manufacture, distribution or sale of the Licensed Compounds or Licensed Products or relating to the other Licensed Technology has been filed or commenced or, to the knowledge of the Seller, is pending or has been threatened against the Seller. The Seller has not received written notice from a third party alleging that the practice of the C4X Patents or the Licensed Technology infringe the patent or other proprietary rights of such third party; Seller does not have any actual knowledge that the development manufacture, sale or commercialization of the C4X Patents or the Licensed Technology would infringe any intellectual property rights of any third party; Seller has not received any claim made against it in writing asserting the invalidity or unenforceability of any of the C4X Patents (excluding any search reports and correspondence or communications with patent offices), and no claim or demand of any person has been asserted in writing to Seller that challenges Seller’s ownership of or the rights of Seller to use or license any of the Licensed Technology; Seller has not misappropriated trade secrets or misused the confidential information of any third party in developing the Licensed Technology; Seller does not have actual knowledge that a third party is infringing or misappropriating the Licensed Technology (for clarity DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY -7- Seller has not conducted any literature searches or competitor analysis); and Seller has not granted any third party (including any Affiliate or investor in Seller) any right, title or interest to, or any Encumbrances over, the Licensed Technology. Section 5.6 C4X Patents. All the C4X Patents existing as of the Effective Date are identified in Exhibit A. The Seller, its Affiliates, and any inventors of the C4X Patents have complied with their duty of candor and disclosure to the United States Patent and Trademark Office (“USPTO”) with respect to those C4X Patents being prosecuted in the United States, and have also complied with any similar rules applicable in any relevant foreign patent office where C4X Patents are being prosecuted; and all material prior art to the C4X Patents has been cited the USPTO. Save for disclosure to the Buyer for the purposes of the current transaction, Seller has taken reasonable measures to protect the confidentiality of the C4X Know-How and, to Seller’s knowledge, the C4X Know-How remains a protected trade secret of Seller. All applications, filings, registrations, renewals and fees payable in respect of the C4X Patents have been made/paid when due and none is outstanding as of the Effective Date. Section 5.7 Licensed Technology. there are no licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which a third party has been licensed or otherwise permitted to use the Licensed Technology as of the Effective Date. Section 5.8 Restriction on use. As far as the Seller is aware, having made no enquiries concerning competitor activities, freedom to operate or generally since 28 March 2018, and subject to Section 5.18 below, there are no circumstances which would in any manner restrict the use of the Purchased Assets. Section 5.9 Compliance with License Agreement. The Seller has complied with the terms of the License Agreement in all material respects. Section 5.10 Business Agreements. There are no agreements or contracts that are relevant to the Purchased Assets. Section 5.11 Employment. No person is employed or engaged by the Seller (whether temporarily or permanently and whether under a contract of service or contract for services) in relation to the Purchased Assets and accordingly TUPE is not relevant for the purposes of this Agreement. Section 5.12 Conduct of Business The Seller has at all times conducted the business relating to the Purchased Assets in accordance with Applicable Law, and has acted in compliance with, all applicable laws and regulations of any relevant jurisdiction. Section 5.13 Convictions: Neither the Seller, nor any of its respective directors or employees (current or past), has been convicted of an offence. Section 5.14 Insolvency. The Seller is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation; and has not stopped paying its debts as they fall due. Section 5.15 Creditor Action. No step has been taken or proposal made in any applicable jurisdiction to initiate any process by or under which: DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY -8- a) the ability of the creditors of the Seller to take any action to enforce their debts is suspended, restricted or prevented, including (without limitation) pursuant to a moratorium under Part A1 of the Insolvency Act 1986; b) some or all of the creditors of the Seller accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums, or make any other compromise or arrangement with the Seller (including, without limitation, a company voluntary arrangement under Part 1 of the Insolvency Act 1986, a scheme of arrangement under Part 26 of the CA 2006 or a restructuring plan under Part 26A of the CA 2006); c) a person is appointed to manage the affairs, business and assets of the Seller on behalf of its creditors; or d) the holder of a charge over any of the assets of the Seller is appointed to control the business and/or any assets of the Seller. Section 5.16 Administration etc. In relation to the Seller: a) no administrator has been appointed; b) no documents have been filed with the court, and no application has been made to the court, for the appointment of an administrator; and c) no notice of an intention to appoint an administrator has been given by the Seller, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986). d) no petition has been presented or order made for the winding up of the Seller, no resolution has been passed or proposed for the winding up of the Seller and no other process has been initiated which could lead to the Seller being wound up or its assets being distributed among its creditors, shareholders or other contributors or the Seller being dissolved. e) no distress, execution or other process has been commenced, levied or enforced on, and no creditor or encumbrancer has taken control or possession of, any goods or assets of the Seller. Section 5.17 Other Jurisdictions. No event has occurred, and no proceedings have been taken in relation to the Seller in any jurisdiction other than the UK, that has an effect equivalent or similar to any of the matters referred to in paragraph 5.13 to paragraph 5.16 (inclusive) above. Section 5.18 Save as expressly set forth in this Section 5, no warranties, express or implied are made in respect of the Purchased Assets including no warranties as to fitness for purpose or any warranty that any Licensed Product will be successfully developed or commercialized. Section 5.19 No Brokers. The Seller has not entered into any agreement, arrangement or understanding with any person that will result in the obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. Disclaimer DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY -9- Section 5.20 To the fullest extent permissible by law Seller does not make any other warranties of any kind including warranties, express or implied with respect to (i) merchantability or fitness for any purpose of the Licensed Technology, (ii) non-infringement of third party intellectual property rights, (iii) the likelihood of successful development and commercialization of any Licensed Product, (iv) whether any of the patent applications in the C4X Patents will be granted, or (v) whether any of the C4X Patents will be successfully enforced. ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER The Buyer represents and warrants to the Seller as of the date hereof that the statements contained in this Article VI are true and correct as of the date hereof. Section 6.1 Organization; Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of jurisdiction of its formation. The Buyer has all requisite power and authority to carry on its business as it is currently being conducted. The Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby. Section 6.2 Authority; Execution and Delivery. The Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of this Agreement by the Seller, constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity regardless of whether considered in a proceeding in equity or at law. Section 6.3 No Violations; Consents. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not: (a) violate any Applicable Law applicable to the Buyer or conflict with, or result in (i) a breach or default under, (ii) the termination or cancellation of or accelerate the performance required by, or (iii) the creation or imposition of any security interest, lien or any other Encumbrance upon, any material Contract to which the Buyer is a party or by which it is otherwise bound, except for such violations or conflicts that would not materially interfere with the Buyer's performance of its obligations hereunder; (b) require any approval, authorization, consent, license, exemption, filing or registration with any Person, except for such approvals, authorizations, consents, licenses, exemptions, filings or registrations that have been obtained or made or that, if not obtained or made, would not materially interfere with the Buyer's performance of its obligations hereunder; or (c) conflict with or violate any provisions of the charter or bylaws or comparable organizational documents of the Buyer. Section 6.4 No Brokers. The Buyer has not entered into any agreement, arrangement or understanding with any Person that will result in the obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY -10- ARTICLE VII COVENANTS AND AGREEMENTS Section 7.1 Records. Each of the Buyer and the Seller shall, for a period of at least five (5) years from the Closing Date, preserve a copy of all Records and make such Records available for inspection and copying (subject to reasonable rules and regulations of the Buyer and any Applicable Laws s) by the Seller or its Affiliates or the Buyer or its Affiliates, as applicable, for Tax, litigation, legal, regulatory or other compliance purposes, upon reasonable request and upon reasonable notice. Section 7.2 Notification to Patent Offices. Immediately following the Closing, the Buyer and the Seller shall work together to make all filings with and give all notices to all applicable patent offices, required in connection with the transfer of the Licensed Technology, including C4X Patents. Section 7.3 Non-Competition. Except where permitted by Buyer in writing, and save as provided below, for a period of ten (10) years from the Effective Date, neither Seller nor its Affiliates will, by itself or through any third party, develop or commercialize compounds, molecules, and/or products directed to Orexin-1 receptor antagonism. In the event of the Seller acquiring, or being acquired by, a third party that has in its portfolio of products or development projects at the time of acquisition an Orexin-1 receptor antagonist the Seller shall provide advance written notice of such acquisition to the Buyer and unless the Buyer provides reasonable objection to the transaction proceeding within two (2) business days the transaction may proceed and the restrictions set forth in the previous sentence shall not apply. Furthermore, it is acknowledged and agreed that nothing in this Agreement restricts the ability of the Seller to use anonymised Conformetrix Data or generalised shape learnings from the Licensed Compounds in the performance of its business after Closing other than as provided for in the preceding sentences of this Section 7.3. In the event any Conformetrix Data pertaining to the C4X Know-how is required by the Buyer solely for development of the Licensed Compounds or the Licensed Technology, and in no circumstances for discovery purposes, the Buyer may request a license to use such Conformetrix Data for development purposes only and such request shall not to be unreasonably refused by the Seller it being understood that such Conformetrix Data is anonymized. Section 7.4 Challenges. Seller perpetually and irrevocably covenants not to assert any of the Licensed Technology against Buyer or any Affiliate of Buyer or to challenge the validity of the Licensed Technology in any court of law or U.S. Patent Office proceeding, e.g., IPR or PGR. Section 7.5 Release from Liability. Other than as set forth in this Agreement, the Parties hereby agree they are terminating the License Agreement and that neither Party owes the other Party any duty or obligation thereunder. Section 7.6 Further Assurances. On and after the Closing, the Seller and the Buyer shall from time to time execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as the other party may reasonably request in order to fully vest legal and beneficial ownership of the Purchased Assets in the Buyer. ARTICLE VIII [INTENTIONALLY OMITTED] ARTICLE IX CLOSING DELIVERIES DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY -11- Section 9.1 Closing Deliveries of the Seller. Closing shall take place at 17.01 British Summer Time on Friday 04 August 2023. Effective as of the Closing (or in the case of (c) within three (3) months of Closing), the Seller shall have executed and delivered to the Buyer each of the following, together with any additional items that the Buyer may reasonably request to effect the transactions contemplated hereby: (a) the C4X Patent Records that are in the possession of the Seller together with a letter to the Seller’s patent attorneys authorizing them to take instructions from the Buyer from Closing in respect of the C4X Patents in substantially the form attached hereto as Exhibit D (the “Power of Attorney Letter”); (b) any Records not already in the possession of the Buyer; (c) the samples from preclinical toxicity studies on C4X 3256 and Orexin-1 compounds stored at MIB and Bioascent (provided all associated shipping costs shall be borne by Buyer); (d) a Bill of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit E (the “Bill of Sale”) and a Patent Assignment Agreement in substantially the form attached hereto as Exhibit B (the “Patent Assignment”), and such additional instruments of sale, transfer, conveyance and assignment duly executed by the Seller as of the Closing Date, as reasonably requested by the Buyer to consummate the transactions described herein; (e) a copy, certified by the Secretary of the Seller, of the resolutions of the Board of Directors of the Seller authorizing the transactions contemplated hereby and the execution, delivery and performance by the Seller of this Agreement and the other documents contemplated hereby; (f) any other documents or agreements contemplated hereby. Section 9.2 Closing Deliveries of the Buyer. Effective as of Closing, the Buyer shall have delivered to the Seller each of the following, together with any additional items which the Seller may reasonably request to effect the transactions contemplated hereby: (a) Confirmation that the Purchase Price has been paid in full; (b) the Bill of Sale and the Patent Assignment, each duly executed by the Buyer; (c) any other documents or agreements contemplated hereby. ARTICLE X INDEMNIFICATION AND LIMITATION ON SELLER’S LIABILITY Section 10.1 Indemnification by the Seller. Save as provided in Section 10.2 below, the Seller hereby agrees to indemnify the Buyer and its Affiliates and their respective officers, directors, employees, successors and assigns for a period of [***] from the Effective Date against, and agrees to hold them harmless from, any losses pursuant to any claim or action by a Third Party arising or resulting from or relating to (i) any breach by the Seller of any of its representations or warranties contained in this Agreement; (ii) any breach by the Seller of any of its covenants or agreements contained in this Agreement, whether required to be performed on or after the Closing; or (iii) the Retained Liabilities. DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY -12- Section 10.2 The indemnity under Section 10.1 shall apply for a period of seven (7) years in respect of losses which arise pursuant to a Third Party claim or action caused by a breach of the warranty under Section 5.4 or incorrect statements of inventorship by the Seller in any of the C4X Patents. Section 10.3 Indemnification by the Buyer. The Buyer agrees to indemnify the Seller and its Affiliates and their respective officers, directors, employees, successors and assigns against, and agrees to hold them harmless from, any losses pursuant to any claim or action by a Third Party arising from or relating to: (i) any breach by the Buyer of any of its representations or warranties in this Agreement; (ii) any breach by the Buyer of any of its covenants or agreements contained in this Agreement, whether required to be performed on or after the Closing; (iii) any Assumed Liabilities; or (iv) the ownership, operation or use of the Purchased Assets after the Closing Date. Section 10.4 Limitations. The Seller shall have no liability for a Claim unless it receives from the Buyer written notice of the Claim (specifying in reasonable detail the matter giving rise to the Claim, the nature of the Claim and the amount claimed) which is served in accordance with Clause 11.3 on or before the date falling (i) seven (7) years after Closing in respect of any Claim relating to a breach of the warranty under Section 5.4; or (ii) thirty-six (36) months after Closing for all other Claims. Any Claim which has been made against the Seller (and which has not been previously satisfied, settled or withdrawn) shall be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of twelve (12) months commencing on the date on which notice of the Claim was given to the Seller in accordance with the previous sentence (or, in the case of a Claim based on a contingent liability, on the expiry of the period of twelve (12) months commencing on the date on which that contingent liability has become an actual liability) unless legal proceedings in respect of the Claim shall have been properly issued and validly served on the Seller (where applicable). The Seller shall have no liability for any Claim in relation to any fact, matter, event or circumstance of which the Buyer has actual knowledge (obtained after the date of the License Agreement during the course of developing the Licensed Technology pursuant to the License Agreement) at Closing and which the Buyer is aware would entitle it to bring a Claim. The Seller shall have no liability in respect of any Claim that arises or is increased as a result of, or is otherwise attributable to, the passing or coming into force of, or any change in, after Closing, any Applicable Law or any administrative practice of any Authority, in any such case not actually or prospectively in force at Closing. The maximum aggregate liability of the Seller shall, under no circumstances, exceed the Purchase Price. Nothing in this agreement shall relieve the Buyer or any member of the Buyer’s group from its duty under Applicable Law to mitigate any loss or damage incurred by it as a result of any matter or circumstance giving rise to a Claim. The Sellers shall have no liability for any loss of business or profits (whether or not they are indirect or consequential losses), or any indirect or consequential loss or any punitive or aggravated damages, arising out of any matter or circumstance giving rise to a Claim. The provisions of this Article X shall be the sole and exclusive remedy at law and in equity of the Buyer and the Seller after the Closing Date for any claims, liabilities, lawsuits, costs, damages or expenses resulting from any breach of this Agreement or any documents set forth in Section 9.2 above and executed and delivered at the Closing; provided, that nothing stated in this Article X shall in any way limit or foreclose the availability to the parties of specific performance or other equitable remedies. Section 10.5 The Parties shall reasonably cooperate with each other in the investigation and defence of any action, claim or liability covered by the indemnities under this ARTICLE X. DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY -13- ARTICLE XI GENERAL PROVISIONS Section 11.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses (including fees and disbursements of counsel, financial advisors and accountants) incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses. Section 11.2 Confidentiality of Terms. Buyer will keep the terms and existence of this Agreement and the identities of the parties hereto and their Affiliates confidential and will not now or hereafter divulge any of such information to any third party except (a) with the prior written consent of Seller; (b) as otherwise may be required by law or legal process, including, without limitation, in confidence to legal and financial advisors in their capacity of advising Buyer in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, insurers, and their advisors solely in connection with complying with its obligations under this Agreement; (e) in order to perfect Buyer’s interest in the Licensed Technology with any governmental agency (including, without limitation, recording the Executed Assignments of Exhibit B in any patent office); (f) to inform Buyer’s existing licensees or prospective licensees of the Seller’s assignment to Buyer of the assets assigned by this Agreement, but only to the minimum extent of disclosure required for such purpose; or (g) to enforce Buyer’s right, title, and interest in and to the assigned rights under the Patent Assignment; provided that, in (b) and (c) above, (i) to the extent permitted by law, Buyer will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) Buyer will provide the other party with at least ten (10) calendar days’ prior written notice of such disclosure. Seller may disclose the terms and existence of this Agreement, and the identities of the parties hereto and their Affiliates, to any third party at Seller’s sole discretion. Notwithstanding the foregoing limitations on disclosure, the receiving party may disclose such Confidential Information of the disclosing party as is required by any law, rule, regulation, order, decision, decree, subpoena or other legal process to be disclosed, including but not limited to the U.S. Securities and Exchange Commission (“SEC”) or other public disclosure requirements. In the event of any breach or default, threatened or otherwise, by Buyer under this Section, the parties acknowledge and agree that damages alone would be insufficient to compensate for any such breach or default and that irreparable harm would result from such breach or default. Consequently, in the event of any such breach or default, or any threat of such breach or default by Buyer, then Seller will be entitled to temporary or permanent injunctive relief, specific performance and such other equitable relief as may be appropriate in the circumstances in order to restrain or enjoin such breach or default. These remedies will not be the exclusive remedies for violation of the terms of the confidentiality obligations contained in this Section but will be in addition to all other remedies available to the parties at law or in equity. Section 11.3 Notices. All notices, requests and other communications hereunder shall be in writing, in English Language and shall be sent, delivered or mailed, addressed as follows: if to the Buyer, to: Company Secretary DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY -14- Indivior UK Limited The Chapleo Building Henry Boot Way, Priory Park Hull United Kingdom HU4 7DY With a copy to the Attention of: Associate General Counsel, EMEA , Indivior UK Limited with a further copy to: Indivior Inc. 10710 Midlothian Turnpike Suite 430 Richmond, VA 23235 Attention: Chief Legal Officer if to the Seller, to: C4X Discovery Limited Manchester One 53 Portland Street Manchester M1 3LD Attn: Emma Blaney (COO) Each such notice, request or other communication shall be given by: (a) hand delivery; or (c)internationally recognized courier service. Each such notice, request or communication shall be effective when delivered at the address specified in this Section 11.3 (or in accordance with the latest unrevoked direction from the receiving party). Section 11.4 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section 11.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Section 11.6 Counterparts. This Agreement may be executed by docusign or other electronic means and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered by each party hereto to the other party hereto, it being understood that all parties hereto need not sign the same counterpart. DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY -15- Section 11.7 Entire Agreement; Exhibits and Other Documents. This Agreement (together with the Exhibits attached hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. The Exhibits and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement. Section 11.8 Third Party Beneficiaries. Except as specifically provided herein, this Agreement is intended solely for the benefit of each party hereto and their respective successors or permitted assigns and it is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Section 11.9 Governing Law. This Agreement should be interpreted, enforced, and governed by the laws England and Wales without giving effect to the principles of conflicts of law thereof. Section 11.10 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each party hereto. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by either party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Section 11.11 Publicity. The press release attached as Exhibit C may be made by the Parties following Closing. Save as provided in the preceding sentence, neither party shall make any public announcement concerning, or otherwise publicly disclose, any information with respect to the transactions contemplated by this Agreement or any of the terms and conditions hereof without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either party may make any public disclosure concerning the transactions contemplated hereby that in the opinion of such party's counsel may be required by a Applicable Law or the rules of any stock exchange on or through which such party's or its Affiliates' securities trade; provided, however, that the party making such disclosure shall provide the non-disclosing party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the parties hereto shall coordinate with one another regarding the form and content of such disclosure. Section 11.12 Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that so long as any such successor or assign agrees in writing to be bound by this Agreement, the Buyer may assign its rights and obligations under this Agreement, without the prior written consent of the Seller, to an Affiliate or to a successor to the relevant portion of the assigning party's business by reason of merger, sale of all or substantially all of its assets or stock or any similar transaction; provided, that prior to such assignment, the assigning party provides to the non-assigning party written notice of such transfer. Any permitted assignee shall assume all obligations of its assignor under this Agreement (although, in the instance of an assignment of the Licensed Products, such obligations will be limited to the obligations under this Agreement that relate to the Licensed Products). No assignment shall relieve either party of its responsibility for the performance of any obligation. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. [SIGNATURE PAGE FOLLOWS] DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY -16- IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date hereof. INDIVIOR UK LIMITED: ___________________________ By: ____________________________________ Name: Abigail Sheppard Title: Finance Director EUCAN C4X DISCOVERY LIMITED: ________________________ By: ____________________________________ Name: Bhavna Hunjan Title: Chief Business Officer DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1 /s/ Abigail Sheppard /s/ Bhavna Hunjan

DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY

Exhibit A

Licensed Technology

P231250

COUNTRY	APPLICATION NO.	FILING DATE	PCT BASED FILING DATE	PATENT NO.	GRANT DATE	EXPIRATION DATE	STATUS
AT	17703085.5	August 29, 2018	January 30, 2017	E1269463	May 13, 2020	January 30, 2037	Issued
AU	2017213177	July 24, 2018	January 30, 2017	2017213177	January 21, 2021	January 30, 2037	Issued
BE	17703085.5	August 29, 2018	January 30, 2017	EP3408265	May 13, 2020	January 30, 2037	Issued
CA	3,012,408	July 24, 2018	January 30, 2017			January 30, 2037	Pending
CH	17703085.5	August 29, 2018	January 30, 2017	EP3408265	May 13, 2020	January 30, 2037	Issued
CN	201780012049.0	August 17, 2018	January 30, 2017	ZL 2017 8 00120490	April 9, 2021	January 30, 2037	Issued
CZ	17703085.5	August 29, 2020	January 30, 2017	EP3408265	May 13, 2020	January 30, 2037	Issued
DE	17703085.5	August 29, 2018	January 30, 2017	DE602017016440.2	May 13, 2020	January 30, 2037	Issued
DK	17703085.5	August 29, 2018	January 30, 2017	EP3408265	May 13, 2020	January 30, 2037	Issued
EA	201891710	August 28, 2018	January 30, 2017	35188	May 12, 2020	January 30, 2037	Issued
EP	17703085.5	August 28, 2018	January 30, 2017	EP3408265	May 13, 2020	January 30, 2037	Issued
ES	17703085.5	August 29, 2018	January 30, 2017	ES2794622	May 13, 2020	January 30, 2037	Issued
FI	17703085.5	August 29, 2018	January 30, 2017	EP3408265	May 13, 2020	January 30, 2037	Issued
FR	17703085.5	August 29, 2018	January 30, 2017	EP3408265	May 13, 2020	January 30, 2037	Issued
GB	17703085.5	August 29, 2018	January 30, 2017	EP3408265	May 13, 2020	January 30, 2037	Issued
HK	19101128.2	January 22, 2019	January 30, 2017	HK1258727	December 17, 2021	January 30, 2037	Issued
IE	17703085.5	August 29, 2018	January 30, 2017	EP3408265	May 13, 2020	January 30, 2037	Issued
IL	260720	July 22, 2018	January 30, 2017	260720	December 31, 2021	January 29, 2037	Issued
IN	201817029243	August 3, 2018	January 30, 2017	356352	January 21, 2021	January 30, 2037	Issued
IT	17703085.5	August 29, 2018	January 30, 2017	502020000054649.0	May 13, 2020	January 30, 2037	Issued
JP	2018-539318	July 27, 2018	January 30, 2017	6898933	June 15, 2021	January 30, 2037	Issued
KR	10-2018-7024851	August 29, 2018	January 30, 2017			January 30, 2037	Pending
LI	17703085.5	August 29, 2018	January 30, 2017	EP3408265	May 13, 2020	January 30, 2037	Issued
LU	17703085.5	August 29, 2018	January 30, 2017	EP3408265	May 13, 2020	January 30, 2037	Issued

DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY

LV	17703085.5	August 29, 2018	January 30, 2017	EP3408265	May 13, 2020	January 30, 2037	Issued
MY	PI2018702606	July 25, 2018	January 30, 2017			January 30, 2037	Pending
NL	17703085.5	August 29, 2018	January 30, 2017	EP3408265	May 13, 2020	January 30, 2037	Issued
NO	17703085.5	August 29, 2018	January 30, 2017	EP3408265	May 13, 2020	January 30, 2037	Issued
NZ	744982	August 7, 2018	January 30, 2017			January 30, 2037	Pending
NZ	783506	December 15, 2021	January 30, 2017			January 30, 2037	Pending
GB	1601703.0	January 29, 2016	n/a			n/a	Abandoned
SE	17703085.5	August 29, 2018	January 30, 2017	EP3408265	May 13, 2020	January 30, 2037	Issued
SG	11201806424T	July 27, 2018	January 30, 2017	11201806424T	September 8, 2020	January 30, 2037	Issued
US	16/073,429	July 27, 2018	January 30, 2017	10,696,654	June 30, 2020	January 30, 2037	Issued
US	16/860,572	April 28, 2020	January 30, 2017	11,130,746	September 28, 2021	January 30, 2037	Issued
US	17/459,598	August 27, 2021	January 30, 2017			January 30, 2037	Allowed
WO	PCT/EP2017/051960	January 30, 2017	n/a	WO2017/129829	August 3, 2017	n/a	Nat'l Phase
ZA	2018/05046	July 26, 2018	January 30, 2017	2018/05046	March 30, 2022	January 30, 2037	Issued
RU	201891710	August 28, 2018	January 30, 2017	035188	May 12, 2020	January 30, 2037	Issued

P210079

COUNTRY	APPLICATION NO.	FILING DATE	PCT BASED FILING DATE	PATENT NO.	GRANT DATE	EXPIRATION DATE	STATUS
AT	15762678.9		September 3, 2015	E1335618	November 18, 2020	September 3, 2035	Granted
AU	2015310662	March 1, 2017	September 3, 2015	2015310662	November 14, 2019	September 3, 2035	Granted
BE	15762678.9		September 3, 2015	EP3189043	November 18, 2020	September 3, 2035	Granted
CA	2,959,942	March 1, 2017	September 3, 2015			September 3, 2035	Pending
CH	15762678.9		September 3, 2015	EP3189043	November 18, 2020	September 3, 2035	Granted
CN	201580057696.4	April 24, 2017	September 3, 2015	ZL 2015 8 00576964	March 2, 2021	September 3, 2035	Granted
CZ	15762678.9		September 3, 2015	EP3189043	November 18, 2020	September 3, 2035	Granted
DE	60 2015 062 200.6		September 3, 2015	60 2015 062 200.6	November 18, 2020	September 3, 2035	Granted
DK	15762678.9		September 3, 2015	EP3189043	November 18, 2020	September 3, 2035	Granted
EA	201790519	March 31, 2017	September 3, 2015	038173	July 19, 2021	September 3, 2035	Granted
EP	15762678.9		September 3, 2015	EP3189043	November 18, 2020	September 3, 2035	Granted
ES	15762678.9		September 3, 2015	EP3189043	November 18, 2020	September 3, 2035	Granted

DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

EXECUTION COPY

FI	15762678.9		September 3, 2015	EP3189043	November 18, 2020	September 3, 2035	Granted
FR	15762678.9		September 3, 2015	EP3189043	November 18, 2020	September 3, 2035	Granted
GB	15762678.9		September 3, 2015	EP3189043	November 18, 2020	September 3, 2035	Granted
HK	HK17111502.9	November 8, 2017	September 3, 2015	1237348 B	August 27, 2021	September 3, 2035	Granted
IE	15762678.9		September 3, 2015	EP3189043	November 18, 2020	September 3, 2035	Granted
IL	250883	March 2, 2017	September 3, 2015	250883	December 31, 2020	September 3, 2035	Granted
IN	201727008919	March 15, 2017	September 3, 2015	365438	April 27, 2021	September 3, 2035	Granted
IT	15762678.9		September 3, 2015	EP3189043	November 18, 2020	September 3, 2035	Granted
JP	2017-513035	March 2, 2017	September 3, 2015	6776227	October 9, 2020	September 3, 2035	Granted
KR	10-2017-7008975	March 31, 2017	September 3, 2015	10-2530580	May 3, 2023	September 3, 2035	Granted
LU	15762678.9		September 3, 2015	EP3189043	November 18, 2020	September 3, 2035	Granted
LV	15762678.9		September 3, 2015	EP3189043	November 18, 2020	September 3, 2035	Granted
MY	PI 2017700738	March 2, 2017	September 3, 2015			September 3, 2035	Pending
NL	15762678.9		September 3, 2015	EP3189043	November 18, 2020	September 3, 2035	Granted
NO	15762678.9		September 3, 2015	EP3189043	November 18, 2020	September 3, 2035	Granted
NZ	730422	March 23, 2017	September 3, 2015			September 3, 2035	Pending
GB	1415569.1	03-Sep-2014	n/a			n/a	Abandoned
SE	15762678.9		September 3, 2015	EP3189043	November 18, 2020	September 3, 2035	Granted
SG	11201701715P	March 3, 2017	September 3, 2015	11201701715P	August 17, 2021	September 3, 2035	Granted
US	15/508,392	March 2, 2017	September 3, 2015	10,611,760	April 7, 2020	September 3, 2035	Granted
US	16/814,328	March 10, 2020	September 3, 2015			September 3, 2035	Pending
WO	PCT/GB2015/052546		n/a	WO2016/034882	March 10, 2016	n/a	Nat'l Phase
ZA	2017/01644	March 7, 2017	September 3, 2015			September 3, 2035	Pending
RU	201790519	March 31, 2017	September 3, 2015	038173	July 19, 2021	September 3, 2035	Granted

B- Outstanding actions to be completed by Buyer after Execution Date up to date as of 27th July 2023

Date requested:	Patent	Territory	Description	Must be completed by:
2 Jun 23	P210079	EP	9th year renewals due for the EP validated countries	3 September 23
	P210079	US	1st Renewal fee due	7 October 23

EXECUTION COPY P210079 JP 4th Renewal fee due 9 October 23 14 Jun 23 P210079 MY Office action received 24 August 23 22 Jun 23 P210079 IN Form 27 to be completed 30 August 23 22 Jun 23 P231250 IN Form 27 to be completed 30 August 23 26 Jun 23 P231250 US Question outstanding relating to whether we want to broaden claims 28 September 23 3 Jul 23 P231250 most Renewals due 22 October 23 P231250 US 1st Renewal fee due 30 December 23 12 Jul 23 P231250 MY Office action issued - response due 21 September 23 26 Jul 23 P231250 CA Issue fee to be paid, and potential divisional application to be discussed 30 October 23 DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

NY: 1242891-3 Exhibit B Assignment of Patent Rights THIS ASSIGNMENT OF PATENT RIGHTS (the “Assignment”) dated as of 04 August, 2023 (the “Effective Date”), is made in accordance with, and pursuant to the terms and conditions of the Asset Purchase Agreement having an effective date of 31 July, 2023 (the “Agreement”) by and between Indivior UK Limited (Co.), a company incorporated in England and Wales under the company number 7183451, whose registered office is 103-105 Bath Road, Slough, Berkshire, SL1 3UH (the "Assignee") as Buyer, and C4X Discovery Limited, a company incorporated in England and Wales under the company number 06324250, whose registered office is at Manchester One, 53 Portland Street, Manchester, M1 3LD (the "Assignor") as Seller. “Patents” means the patents identified in the Patent Annex attached hereto. NOW, THEREFORE, TO ALL WHOM IT MAY CONCERN: For good and valuable consideration, the receipt of which is hereby acknowledged, Assignor agrees to and does hereby irrevocably sell, assign, transfer and convey unto said Assignee, and Assignee hereby accepts, all of Assignor’s right, title, and interest (i) in and to the Patents, the same to be held and enjoyed by said Assignee for its own use, and for the use of its successors, assigns, or other legal representatives to the end of the term or terms for which said Patents may be granted as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made; and (ii) in and to causes of action and enforcement rights for the Patents including all rights to pursue damages, injunctive relief and other remedies for past and future infringement of the Patents. Notwithstanding anything to the contrary herein, Assignor is executing and delivering this Assignment in accordance with and subject to all of the terms and provisions of the Agreement. In the event of any conflict between the terms of this Assignment and those of the Agreement, the terms of the Agreement shall be controlling. This Assignment shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Assignment shall be governed by, and construed in accordance with, the laws of England and Wales, without giving effect to the conflict of laws rules thereof. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date hereof. ASSIGNEE: ___________________________ By: Indivior UK Ltd Name: Abigail Sheppard Title: Finance Director, EUCAN ASSIGNOR: ________________________ DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

2 By: ____________________________________ Name: Title: DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

PATENT ANNEX

Country	Patent Number	Application Number	Title
Case 1 - P210079 Patent Family			
AT	E1335618	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
AU	2015310662	2015310662	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
BE	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
CA		2,959,942	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
CH	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
CN	ZL 2015 8 00576964	201580057696.4	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
CZ	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
DE	60 2015 062 200.6	60 2015 062 200.6	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
DK	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
ES	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
FI	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
FR	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
GB	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
HK	1237348 B	HK17111502.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
IE	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
IL	250883	250883	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
IN	365438	201727008919	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
IT	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
JP	6776227	2017-513035	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
KR	10-2530580	10-2017-7008975	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
LU	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
LV	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the

3

DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

			Orexin-1 Receptor
MY		PI 2017700738	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
NL	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
NO	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
NZ		730422	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
SE	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
SG	11201701715P	11201701715P	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
US	10,611,760	15/508,392	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
US		16/814,328	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
ZA		2017/01644	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
RU	038173	201790519	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
Case 2 - P231250 Patent Family			
AT	E1269463	17703085.5	Therapeutic Compounds
AU	2017213177	2017213177	Therapeutic Compounds
BE	EP3408265	17703085.5	Therapeutic Compounds
CA		3,012,408	Therapeutic Compounds
CH	EP3408265	17703085.5	Therapeutic Compounds
CN	ZL 2017 8 00120490	201780012049.0	Therapeutic Compounds
CZ	EP3408265	17703085.5	Therapeutic Compounds
DE	EP3408265	DE602017016440.2	Therapeutic Compounds
DK	EP3408265	17703085.5	Therapeutic Compounds
ES	ES2794622	17703085.5	Therapeutic Compounds
FI	EP3408265	17703085.5	Therapeutic Compounds
FR	EP3408265	17703085.5	Therapeutic Compounds
GB	EP3408265	17703085.5	Therapeutic Compounds
HK	HK1258727	19101128.2	Therapeutic Compounds
IE	EP3408265	17703085.5	Therapeutic Compounds
IL	260720	260720	Therapeutic Compounds
IN	356352	201817029243	Therapeutic Compounds
IT	502020000054649.0	17703085.5	Therapeutic Compounds

4

DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

JP	6898933	2018-539318	Therapeutic Compounds
KR		10-2018-7024851	Therapeutic Compounds
LI	EP3408265	17703085.5	Therapeutic Compounds
LU	EP3408265	17703085.5	Therapeutic Compounds
LV	EP3408265	17703085.5	Therapeutic Compounds
MY		PI2018702606	Therapeutic Compounds
NL	EP3408265	17703085.5	Therapeutic Compounds
NO	EP3408265	17703085.5	Therapeutic Compounds
NZ		744982	Therapeutic Compounds
NZ		783506	Therapeutic Compounds
GB		1601703.0	Therapeutic Compounds
SE	EP3408265	17703085.5	Therapeutic Compounds
SG	11201806424T	11201806424T	Therapeutic Compounds
US	10,696,654	16/073,429	Therapeutic Compounds
US	11,130,746	16/860,572	Therapeutic Compounds
US		17/459,598	Therapeutic Compounds
ZA	2018/05046	2018/05046	Therapeutic Compounds
RU	035188	201891710	Therapeutic Compounds

5

6 Exhibit C This announcement contains inside information C4X Discovery Holdings plc (“C4XD”, “C4X Discovery” or the “Company”) Strategic Divestment of C4XD’s Orexin-1 Receptor Antagonist Programme to Indivior for £15.95 Million Sale encompasses all rights and enables immediate revenue recognition Non-dilutive proceeds to accelerate progress of immuno-inflammatory portfolio 1 August 2023 – C4X Discovery Holdings plc (AIM: C4XD), a pioneering Drug Discovery company, today announces the execution of an asset purchase agreement for Indivior PLC (LSE: INDV) (“Indivior”) to acquire the proprietary rights to C4XD’s oral Orexin-1 receptor antagonist, C4X_3256 (INDV-2000) for substance use disorder, for £15.95 million. The completion of this non-dilutive strategic divestment forms part of C4XD’s evolution towards becoming an immuno-inflammatory therapeutics company. As indicated in C4XD’s April 2023 interim results, the Company’s portfolio will focus on treatments for immuno-inflammatory diseases, including its lead small molecule α4β7 integrin inhibitor programme that aims to expand access to disease modifying treatments for patients with inflammatory bowel disease. The Company believes it can deliver greater value for shareholders by progressing these programmes further and intends to advance the α4β7 programme towards the clinic and move two further immuno-inflammatory programmes into Lead Optimisation. Under the terms of the agreement, the previous license agreement announced on 29th March 2018 will be terminated and Indivior will assume all rights related to the development and use of C4X_3256 (INDV-2000) and related compounds1. In 2019, Indivior received a $10.6 million grant for the development of C4X_3256 (INDV-2000) from the National Institutes of Health (NIH) HEAL (Helping to End Addiction Long-term) Initiative, which aims to improve prevention and treatment strategies for opioid misuse and addiction. Previously, C4X Discovery was eligible to receive potential milestone payments from Indivior that in aggregate could have reached a maximum of $284 million over time if all clinical development, regulatory and commercial goals were achieved, as well as royalties on net sales of C4X_3256 (INDV-2000). The Phase 1 multiple ascending dose (MAD) study is currently ongoing. DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

7 Christian Heidbreder, Ph.D., CSO of Indivior PLC, said: “The acquisition of full rights to INDV- 2000 is aligned with our goal to build a strong and balanced pipeline focused on addiction treatments. Importantly, we know the asset well, having worked closely with C4X Discovery for more than five years. We recognize its exciting potential and will continue to progress it as a novel approach to the treatment of Opioid Use Disorder, as well as more broadly in substance use disorders.” Bhavna Hunjan, CBO of C4X Discovery, added: “Indivior has made excellent progress with our Orexin-1 candidate, and we are proud that they now wish to take this programme fully in-house. Their decision highlights the confidence they have in the programme and further underlines the power of our drug discovery expertise to produce valuable, commercially relevant, small-molecule drug candidates. The agreement also provides an opportunity for us to crystallise value for the programme early and underpins and accelerates our new strategy. This non-dilutive funding, alongside potential preclinical milestone payments from our licensing deals for C4XD immuno-inflammatory assets with Sanofi and AstraZeneca, will allow us to further advance our newly focused portfolio towards and into the clinic. With our internal portfolio progressing well and partnering on our MALT-1 programme initiated, we look to a strong future as an immuno-inflammation therapeutics Company.” 1. C4XD will not receive any further milestone or royalty payments from Indivior for the development or commercialisation of C4X_3256 (INDV- 2000) - Ends - DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

8 Contacts C4X Discovery Holdings Mo Noonan, Communications +44 (0)787 6444977 Panmure Gordon (UK) Limited (NOMAD and Broker) Freddy Crossley, Emma Earl (Corporate Finance) +44 (0)20 7886 2500 Rupert Dearden (Corporate Broking) C4X Discovery Media – Consilium Strategic Communications Mary-Jane Elliott, Chris Gardner, Matthew Neal +44 (0)203 709 5700 Notes to Editors: About C4X Discovery C4X Discovery (“C4XD”) is a pioneering Drug Discovery company, combining scientific expertise with cutting-edge Drug Discovery technologies to efficiently deliver world-leading medicines. We have a highly valuable and differentiated approach to Drug Discovery through our enhanced candidate molecule design and patient stratification capabilities, generating small molecule drug candidates across multiple disease areas focused on immuno-inflammation. Our commercially attractive portfolio ranges from early-stage target opportunities to late-stage Drug Discovery programmes and we have three commercially partnered programmes with one candidate in clinical development. For more information visit us at www.c4xdiscovery.com or follow us on twitter @C4XDiscovery. DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

9 Exhibit D Power of Attorney Letter This power of attorney letter is made on 04 August 2023 by C4X Discovery Limited, a company incorporated in England and Wales under the company number 06324250, whose registered office is at Manchester One, 53 Portland Street, Manchester, M1 3LD (C4X) following the transfer of its C4X Patents to Indivior UK Limited (Co.), a company incorporated in England and Wales under the company number 7183451, whose registered office is 103-105 Bath Road, Slough, Berkshire, SL1 3UH (Indivior) to confirm and appoint, HGF Limited a company incorporated in England and Wales under the company number 08998652, whose registered office is 1 City Walk , Leeds, LS11 9DX, United Kingdom as its attorney (Attorney) to attend to, sign, file, execute all documents and undertake such actions as required and/or directed by Indivior for the management, maintenance and prosecution of the C4X Patents, in accordance with the terms set out below. 1. Appointment and powers Each of C4X and Indivior appoints HGF Limited a company incorporated in England and Wales under the company number 08998652, whose registered office is 1 City Walk , Leeds, LS11 9DX, United Kingdom as its attorney (Attorney) and in either C4X or Indivior's name and behalf to: a) consider, file, submit, approve, sign, execute, deliver and issue all agreements, documents, certificates and instruments (all whether as a deed or not) which the Attorney in its absolute discretion considers desirable or is required in connection with and for the purpose of the filing, prosecution, maintenance and management of the C4X Patents (as defined in the Asset Purchase Agreement between Indivior UK Limited and C4X Discovery Limited dated 31 July 2023 (the “Main Agreement”)) (Patent Maintenance and Prosecution) in accordance with the terms of 9.1(a) of the Main Agreement from 17.01 BST on Friday 04 August 2023 ; and b) take any steps or do anything which the Attorney in its absolute discretion considers desirable in connection with the implementation of the Patent Maintenance and Prosecution. 2. Delegation by corporate attorney Any Attorney which is a corporation aggregate may delegate one or more of the powers conferred on the Attorney by this power of attorney to an officer or officers appointed for that purpose. 3. Validity Each of C4X and Indivior declares that a person who deals with the Attorney in good faith may accept a written statement signed by that Attorney to the effect that this power of attorney has not been revoked as conclusive evidence of that fact. DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

10 4. Governing law and jurisdiction This power of attorney and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it, its subject matter or its formation shall be governed by and construed in accordance with the law of England and Wales. Each party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this power of attorney or its subject matter or formation. This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it. DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

11 Signed as a deed by C4X DISCOVERY LIMITED in the presence of: ………….................... Authorised Signatory .................................................................. [SIGNATURE OF WITNESS] [NAME OF WITNESS] [ADDRESS OF WITNESS] [OCCUPATION OF WITNESS] Signed as a deed by INDIVIOR UK LIMITED in the presence of: ……………..................... Authorised Signatory .................... [SIGNATURE OF WITNESS] [NAME OF WITNESS] [ADDRESS OF WITNESS] [OCCUPATION OF WITNESS] DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

12 Exhibit E BILL OF SALE (C4X Discovery Limited – Indivior UK Limited) THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of 17.01 British Summer Time on Friday 04 August 2023 (the “Effective Date”), by and between by and between C4X Discovery Limited, a company incorporated in England and Wales under the company number 06324250, whose registered office is at Manchester One, 53 Portland Street, Manchester, M1 3LD (“Assignor”), and INDIVIOR UK LIMITED, a company incorporated in England and Wales under the company number 7183451, whose registered office is 103-105 Bath Road, Slough, Berkshire, SL1 3UH (“Assignee”). W I T N E S E T H : WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of 31 July 2023 (the “Purchase Agreement”), pursuant to which Assignor has agreed to sell to Assignee all right, title and interest in, to and under the Assigned Assets (as defined in the Purchase Agreement), upon the terms and subject to the conditions set forth in the Purchase Agreement. NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms and conditions of the Purchase Agreement, Assignee and Assignor hereby agree as follows: 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement. 2. Sale and Assignment of Assets. Pursuant to the terms and subject to the terms and conditions of the Purchase Agreement, effective as of the date hereof, Assignor does hereby sell, convey, deliver, transfer and assign to Assignee and its successors and assigns, and Assignee does hereby take delivery of, accept and acquire from Assignor, all of Assignor’s right, title and interest in, to and under the Intellectual Property Rights described on Schedule A to this Agreement. 3. Assumption of Liabilities. Pursuant to the terms and subject to the terms and conditions of the Purchase Agreement, effective as of the date hereof, Assignee hereby assumes, and shall pay and perform when due, all liabilities and obligations to the extent arising out of the Intellectual Property Rights described on Schedule A to this Agreement, in each case from and after the Effective Date. 4. Interpretation; Successors. Nothing contained in this Agreement shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions set forth in the Purchase Agreement nor shall this Agreement reduce, expand or enlarge any remedies under the Purchase Agreement. This Agreement is intended only to effect the sale, assignment, transfer, conveyance and delivery of the Assigned Assets specified herein by Assignor to Assignee, and the assumption by Assignee of the Assumed Liabilities, in each case as DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

13 contemplated by the Purchase Agreement, and shall be governed entirely in accordance with the terms and conditions of the Purchase Agreement. This Agreement shall be binding upon and inure solely to the benefit of Assignor, Assignee and their respective successors and assigns in accordance with the terms of the Purchase Agreement. 5. Governing Law; Amendment. This Agreement should be interpreted, enforced, and governed by the laws England and Wales without giving effect to the principles of conflicts of law thereof. This Agreement may not be waived or amended except by an instrument in writing signed on behalf of each of the parties hereto. 6. E-Signatures; Counterparts. All parties (a) are agreeing that each may use electronic signatures, and (b) by doing so agree to being subject to the provisions of the U.S. E- SIGN Act (i.e., the Electronic Signatures in Global and National Commerce Act (enacted June 30, 2000, and codified at 15 U.S.C. §7001 et seq.)). This Agreement may be executed in one or more counterparts or via electronic signature, which shall have the same effect as a wet signature in a physical counterpart, each of which shall be deemed to be an original, and all of such counterparts or electronically signed documents shall be considered one and the same agreement, and shall become effective when one or more such counterparts or electronically signed documents have been signed by each of the parties hereto and delivered to the other party. Delivery of an executed counterpart of a signature page of this Agreement by “.pdf” or other electronic imagine means shall be effective as delivery of a manually executed counterpart of this Agreement. [Remainder of Page Intentionally Left Blank] DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

[Signature Page to Bill of Sale, Assignment and Assumption Agreement] IN WITNESS WHEREOF, the undersigned have, by their respective duly authorized representatives, executed this Bill of Sale, Assignment and Assumption Agreement as of the day and year first above written. C4X DISCOVERY LIMITED By: Name: Title: INDIVIOR UK LIMITED By: Name: Abigail Sheppard Title: Finance Director, EUCAN DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

Schedule A

Assigned IP Rights

1. The Intellectual Property Rights set forth below
2. All other Intellectual Property Rights of Assignor to the extent arising out of or related to the P210079 or the P231250 family

Country	Patent Number	Application Number	Title
Case 1 - P210079 Patent Family			
AT	E1335618	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
AU	2015310662	2015310662	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
BE	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
CA		2,959,942	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
CH	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
CN	ZL 2015 8 00576964	201580057696.4	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
CZ	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
DE	60 2015 062 200.6	60 2015 062 200.6	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
DK	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
ES	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
FI	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
FR	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
GB	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
HK	1237348 B	HK17111502.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
IE	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
IL	250883	250883	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
IN	365438	201727008919	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
IT	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
JP	6776227	2017-513035	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
KR	10-2530580	10-2017-7008975	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor

DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

LU	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
LV	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
MY		PI 2017700738	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
NL	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
NO	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
NZ		730422	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
SE	EP3189043	15762678.9	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
SG	11201701715P	11201701715P	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
US	10,611,760	15/508,392	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
US		16/814,328	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
ZA		2017/01644	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
RU	038173	201790519	Therapeutic compounds as Inhibitors of the Orexin-1 Receptor
Case 2 - P231250 Patent Family			
AT	E1269463	17703085.5	Therapeutic Compounds
AU	2017213177	2017213177	Therapeutic Compounds
BE	3408265	17703085.5	Therapeutic Compounds
CA		3,012,408	Therapeutic Compounds
CH	3408265	17703085.5	Therapeutic Compounds
CN	ZL 2017 8 00120490	201780012049.0	Therapeutic Compounds
CZ	3408265	17703085.5	Therapeutic Compounds
DE	3408265	DE602017016440.2	Therapeutic Compounds
DK	3408265	17703085.5	Therapeutic Compounds
ES	ES2794622	17703085.5	Therapeutic Compounds
FI	3408265	17703085.5	Therapeutic Compounds
FR	3408265	17703085.5	Therapeutic Compounds
GB	3408265	17703085.5	Therapeutic Compounds
HK	HK1258727	19101128.2	Therapeutic Compounds
IE	3408265	17703085.5	Therapeutic Compounds
IL	260720	260720	Therapeutic Compounds

DocuSign Envelope ID: 556FC81F-BAFA-4B3A-BC64-1F8758E4C0D1

IN	356352	201817029243	Therapeutic Compounds
IT	502020000054649.0	17703085.5	Therapeutic Compounds
JP	6898933	2018-539318	Therapeutic Compounds
KR		10-2018-7024851	Therapeutic Compounds
LI	3408265	17703085.5	Therapeutic Compounds
LU	3408265	17703085.5	Therapeutic Compounds
LV	3408265	17703085.5	Therapeutic Compounds
MY		PI2018702606	Therapeutic Compounds
NL	3408265	17703085.5	Therapeutic Compounds
NO	3408265	17703085.5	Therapeutic Compounds
NZ		744982	Therapeutic Compounds
NZ		783506	Therapeutic Compounds
GB		1601703.0	Therapeutic Compounds
SE	3408265	17703085.5	Therapeutic Compounds
SG	11201806424T	11201806424T	Therapeutic Compounds
US	10,696,654	16/073,429	Therapeutic Compounds
US	11,130,746	16/860,572	Therapeutic Compounds
US		17/459,598	Therapeutic Compounds
ZA	2018/05046	2018/05046	Therapeutic Compounds
RU	035188	201891710	Therapeutic Compounds